Exhibit 99.1

CONTACTS
From: Tony DeFazio	For: John Bessey, President
DeFazio Communications, LLC	Phillips Edison – ARC Shopping Center REIT
tony@defaziocommunications.com	jbessey@phillipsedison.com
Ph: (484) 532-7783	Ph: (513) 619-5037

FOR IMMEDIATE RELEASE

Phillips Edison – ARC Shopping Center REIT Inc. Acquires Two Grocery-Anchored

Shopping Centers for $14.1 Million

CINCINNATI, OH, May 14, 2012 – Phillips Edison – ARC Shopping Center REIT Inc. (“the Company”), a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers, today announced that through its joint venture, PECO-ARC Institutional Joint Venture I, LP, it has acquired two grocery-anchored shopping centers, for a total purchase price of approximately $14.1 million, bringing the Company’s total portfolio to 12 properties.

Meadowthorpe Shopping Center is located in Lexington, Kentucky, home of the University of Kentucky and numerous horse racing operations. The 87,384 square foot shopping center is 95.6 percent occupied and is anchored by a 44,000 square foot Kroger grocery store, the No. 1 grocer by market share in Lexington, Kentucky. Additional national tenants in the shopping center include Papa John’s, Family Dollar, and H&R Block.

New Windsor Marketplace is located in Windsor, Colorado, a town approximately 60 miles north of Denver, Colorado. The 95,877 square foot property is 85.9 percent occupied and is anchored by a 66,507 square foot King Soopers grocery store, a subsidiary of Kroger, with over 16 years remaining on the lease term. King Soopers is the No. 1 grocer by market share in the Denver, Colorado area. Additional national tenants in the shopping center include Quiznos, Cost Cutters, and Papa Murphy’s.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of solid national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of May 11, 2012, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed a quality retail portfolio consisting of twelve grocery-anchored shopping centers totaling 1,012,384 square feet. For more information on the company, please visit the website at www.phillipsedison-arc.com.

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